EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 2-81631, 33-17575, 33-43043, 333-34665, and 333-60690 on Form S-8 of our reports dated March 16, 2005, relating to the financial statements of Diagnostic Products Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Diagnostic Products Corporation for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP
Los Angeles, California
March 16, 2005